EXHIBIT 99.1

DEAC Expands Its Business Focus and Moves Forward with Its Growth Plan

(Terminates Existing Agreement and Signs New Letter of Intent)

DALLAS, TX -- (July 27, 2016) - Elite Data Services Inc. (OTC: DEAC) (the "Company"), a newly restructured technology driven management company, today announced that it had terminated its business relationship with Properties of Merit Inc. ("POM"), a Nevada based mining corporation operating in British Columbia, Canada, in favor of an acquisition of WOD Market LLC ("WOD"), a Colorado based provider of intelligent retail solutions for gym owners and coaches.

On July 22, 2016, the Company and POM terminated the Definitive Agreement signed on May 20, 2016, incorporated by reference in Form 8K filed with the SEC on May 24, 2016, in which the Company had agreed to acquire POM under certain terms and conditions.

The parties mutually agreed to terminate the Definitive Agreement, due to, among other reasons, certain events that occurred subsequent to the date of execution of the Definitive Agreement.

Subsequently, on July 22, 2016, the Company and WOD executed a Letter of Intent (LOI) for the proposed acquisition of WOD in the form of a stock purchase and share exchange arrangement on terms to be set forth in a definitive agreement and other ancillary agreements as are customary to consummate the transaction contemplated (the "Definitive Documentation"), anticipated to be signed and closed on or before July 29, 2016.

Pursuant to the execution of the LOI, WOD agreed to arrange interim funding of no less than USD $40,000.00 for certain operational costs of the Company prior to and after closing, including expenses related to the completion of the Company's outstanding Form 10K for period ending December 31, 2015, and Form 10Q for periods ending March 31, 2016 and June 30, 2016, to be advanced within five (5) business days from the date of the LOI, under mutually agreed to terms to be formalized in the Definitive Documentation.

Charles Rimlinger, the Company's CEO stated, "It's unfortunate that we were unable to move forward with the POM transaction. Although a great opportunity, we simply could not arrange the amount of capital needed for POM to properly execute on their business plan. However, we're pleased to have the option to acquire a uniquely positioned retail solutions provider with significant growth potential with more reasonable capital requirements. We intend to close quickly and fast-track integration of WOD as a new vertical business into the Company's operations by the end of the current quarter."

To date, no closing has occurred with WOD and there is no guarantee that the proposed closing with WOD will occur, which is subject to terms still to be negotiated and set forth in a final definitive agreement.

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Please refer to Current Report Form 8K dated May 24, 2016, June 22, 2016 and July 27, 2016, respectively, filed with the Securities and Exchange Commission for more information on the Company's recent events.

About Elite Data Services, Inc.

Elite Data Services Inc. ("Company"), a Florida corporation, is a technology driven management company which owns and operates businesses in areas of online marketing and gaming operations. The Company is currently comprised of two (2) subsidiaries: Elite Data Marketing LLC, and Elite Gaming Ventures LLC.

About WOD Market LLC

WOD Market LLC ("WOD"), a Colorado based company, is a provider of intelligent retail solutions for gym owners and coaches. WOD services the fitness community by allowing coaches and trainers to focus on what's important while athletes have access to the products they need to perform at their highest level. WOD relieves gym owners and coaches of the burden of managing retail sales including upfront inventory purchases, ongoing inventory management, payments, marketing, etc. while also providing a service for members to have convenient access to products that help them perform better. WOD intends to forge a mutually beneficial relationship with each gym, customer and vendor to ensure the best possible experience.

Forward-Looking Statements

Non-historical statements included in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the Company's future performance are subject to many factors including, but not limited to: working capital and availability of capital, implementation difficulties, impacts involving key vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2014, and other subsequent SEC filings. Such statements are based upon management's current beliefs and expectations subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "should", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. There is no guarantee that the Company will enter into the agreements referenced herein, nor if we do, that successful implementation will transpire. The forward-looking statements contained herein are made as of the date hereof, and we do not undertake any obligation to update any forward looking statements, whether as a result of future events, new information, or otherwise.

Investor and Public Relations Contact

Elite Data Services, Inc.
Charles Rimlinger
Chief Executive Officer
(615) 905-4042
info@edscompanies.com

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